Inland Real Estate Corporation
Supplemental Financial Information
For the three months ended March 31, 2008 and 2007
(In thousands except per share and square footage data)

Net Operating Income	Three months ended March 31, 2008	Three months ended March 31, 2007

Net Operating Income (NOI) (Cash basis)	$31,840	30,882
Same Store Net Operating Income (Cash basis) (2)	30,374	30,561
Same Store NOI Percentage Decrease Over Prior Year Period	-0.6%

Occupancy (3)	As of March 31, 2008	As of March 31, 2007

Leased Occupancy	95.2%	95.6%
Financial Occupancy	94.8%	94.9%
Same Store Financial Occupancy	94.3%	94.5%

Capitalization	As of March 31, 2008	As of March 31, 2007

Total Shares Outstanding	$65,875	65,150
Closing Price Per Share	15.21	18.34
Equity Market Capitalization	1,001,959	1,194,851
Total Debt (4)	1,078,384	1,041,637
Total Market Capitalization	$2,080,343	2,236,488

Debt to Total Market Capitalization	51.8%	46.6%

(1)

See detailed pages for reconciliation of non-GAAP financial information to the most comparable GAAP measures.

(2)

Same store net operating income is considered a non-GAAP financial measure because it does not include straight-line rental income, amortization of intangible leases, interest, depreciation, amortization, bad debt and general and administrative expenses.

(3)

Includes properties held in unconsolidated joint ventures.

(4)

Includes pro-rata share of unconsolidated joint venture debt.

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Inland Real Estate Corporation
Supplemental Financial Information
As of March 31, 2008
(In thousands except per share and square footage data)

Top Ten Retail Tenants (Consolidated)

Tenant Name	Number of Stores	Annual Base Rent	Percentage of Annual Base Rent	GLA Square Feet	Percentage of Total Square Footage

Supervalu, Inc.	11	$6,742	5.19%	693,129	6.29%
Dominick's Finer Foods	9	7,120	5.48%	604,208	5.48%
Roundy's	6	3,871	2.98%	379,635	3.45%
K-Mart	3	1,027	0.79%	286,443	2.60%
TJX Companies, Inc. (1)	8	2,043	1.57%	265,577	2.41%
Kroger	4	1,837	1.41%	235,687	2.14%
PetsMart	9	2,891	2.22%	216,624	1.97%
Office Depot	9	2,242	1.73%	198,290	1.80%
Carmax	2	4,021	3.09%	187,851	1.70%
Best Buy	4	2,424	1.87%	183,757	1.67%

Total		$34,218	26.33%	3,251,201	29.51%

Top Ten Retail Tenants (Unconsolidated)

Tenant Name	Number of Stores	Annual Base Rent	Percentage of Annual Base Rent	GLA Square Feet	Percentage of Total Square Footage

Supervalu, Inc.	5	$3,982	8.98%	338,983	11.01%
Dick's	2	1,548	3.49%	165,000	5.36%
TJX Companies, Inc.(1)	5	1,699	3.83%	158,715	5.16%
Bed, Bath and Beyond	2	785	1.77%	89,785	2.92%
K-Mart	1	406	0.92%	86,479	2.81%
Wickes Furniture (2)	2	1,036	2.34%	73,202	2.38%
Regal Cinemas	1	1,100	2.48%	73,000	2.37%
The Gap	4	979	2.21%	67,965	2.21%
Dominick's Finer Foods	1	726	1.64%	63,111	2.05%
Roundy's	1	742	1.67%	55,990	1.82%

Total		$13,003	29.33%	1,172,230	38.09%

Top Ten Retail Tenants (Total)

Tenant Name	Number of Stores	Annual Base Rent	Percentage of Annual Base Rent	GLA Square Feet	Percentage of Total Square Footage

Supervalu, Inc.	16	$10,723	6.15%	1,032,112	7.36%
Dominick's Finer Foods	10	7,846	4.50%	667,319	4.76%
Roundy’s	7	4,613	2.15%	435,625	3.11%
TJX Companies, Inc, (1)	13	3,743	2.65%	424,292	3.02%
K Mart	4	1,434	0.82%	372,922	2.66%
PetsMart	11	3,509	2.01%	267,138	1.90%
Kroger	4	1,837	1.05%	235,687	1.68%
Office Depot	10	2,548	1.46%	219,746	1.57%
Carmax	2	4,021	2.31%	187,851	1.34%
Best Buy	4	2,424	1.39%	183,757	1.31%

Total		$42,698	24.49%	4,026,449	28.71%

(1)

Includes TJ Maxx, Marshall’s, and A.J. Wright Stores

(2)

In February 2008, Wickes Furniture filed for bankruptcy and is liquidating.  All leases have been rejected.  Wickes Furniture represented approximately one percent of our total base rent in 2007.  We are actively marketing these spaces to release them when vacated by the tenant in a timely fashion in order to limit the potential lost revenue.  A lease has already been signed for the Minnesota location which includes expansion of the gross leasable area of the investment property

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